As filed with the Securities and Exchange Commission on March 25, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
COUCHBASE, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-3576987
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Couchbase, Inc.
3250 Olcott Street
Santa Clara, California 95054
(650) 417-7500
(Address of principal executive offices, including zip code)
Couchbase, Inc. 2021 Equity Incentive Plan
Couchbase, Inc. 2021 Employee Stock Purchase Plan
(Full title of the plan)
Matthew M. Cain
Chair, President and Chief Executive Officer
3250 Olcott Street
Santa Clara, California 95054
(650) 417-7500
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Rezwan D. Pavri Richard C. Blake Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Margaret Chow Couchbase, Inc. 3250 Olcott Street Santa Clara, California 95054 (650) 417-7500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Couchbase, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025, filed with the Commission on March 25, 2025 (the “Annual Report”);
(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and
(3) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40601) filed with the Commission on July 13, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.3 of the Annual Report.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions by a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law, (3) with respect to a director, for payments of unlawful dividends or unlawful stock repurchases or redemptions, (4) for any transaction from which the director or officer derived an improper personal benefit or (5) for claims against an officer in any action by or in the right of the corporation. The officers who may be exculpated pursuant to Section 102(b)(7) of the Delaware General Corporation Law are only officers who at the time of an act or omission as to which liability is asserted are deemed to have consented to service of process to the registered agent of the corporation under Delaware law.
The Registrant’s amended and restated certificate of incorporation, as amended, contains provisions that limit the liability of and relate to the indemnification of its directors or officers. Consequently, the Registrant’s directors or officers will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors or officers to the fullest extent permitted by the Delaware General Corporation Law. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors or officers will be further limited to the fullest extent permitted by the Delaware General Corporation Law.
In addition, the Registrant’s amended and restated bylaws provide that the Registrant will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, subject to certain specified limitations. The Registrant’s amended and restated bylaws provide that the Registrant may indemnify the Registrant’s employees and agents, or any other persons, to the extent not prohibited by the Delaware General Corporation Law or other applicable law. The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses actually and reasonably incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to certain specified exceptions.
Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that the Registrant has entered into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of the Registrant’s directors, officers, employees, or other agents or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.
The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.
Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s Board of Directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of Couchbase, Inc.	10-Q	001-40601	3.1	September 10, 2021

4.2	Amended and Restated Bylaws of Couchbase, Inc.	10-Q	001-40601	3.2	September 10, 2021

4.3	Form of common stock certificate of the registrant.	S-1	333-257205	4.1	July 12, 2021

4.4	Certificate of Amendment to the Amended and restated Certificate of Incorporation of Couchbase, Inc.	8-K	001-40601	3.1	June 05, 2024

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.					X

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).					X

24.1	Power of Attorney (included on the signature page hereto).					X

99.1	Couchbase, Inc. 2021 Equity Incentive Plan and related form agreements.	S-1	333-257205	10.2	July 12, 2021

99.2	Global Form of Restricted Stock Unit Agreement for the Performance-Based Restricted Stock Unit Program	8-K	001-40601	10.1	January 28, 2022

99.3	Couchbase, Inc. 2021 Employee Stock Purchase Plan and related form agreements.	S-1	333-257205	10.3	July 12, 2021

99.4	Amendment to Restricted Stock Unit Agreement (executive employees)	S-8	333-278242	99.4	March 26, 2024

99.5	Amendment to Restricted Stock Unit Agreement (employees)	S-8	333-278242	99.5	March 26, 2024

107.1	Filing Fee Table.					X

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 25th day of March, 2025.

COUCHBASE, INC.

By:	/s/ Matthew M. Cain
Matthew M. Cain
Chair, President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew M. Cain and Margaret Chow, and each of them, as such individual’s true and lawful attorney in fact and agent with full power of substitution and re-substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or the individual’s substitute or re-substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Matthew M. Cain	Chair, President and Chief Executive Officer (Principal Executive Officer)	March 25, 2025
Matthew M. Cain

/s/ Bill Carey	Vice President, Interim Chief Financial Officer and Chief Accounting Officer (Principal Chief Financial Officer & Principal Accounting Officer)	March 25, 2025
Bill Carey

/s/ Edward T. Anderson	Director	March 25, 2025
Edward T. Anderson

/s/ Alvina Antar	Director	March 25, 2025
Alvina Antar

/s/ Carol W. Carpenter	Director	March 25, 2025
Carol W. Carpenter

/s/ Lynn M. Christensen	Director	March 25, 2025
Lynn M. Christensen

/s/ Kevin J. Efrusy	Director	March 25, 2025
Kevin J. Efrusy

/s/ Jeff Epstein	Director	March 25, 2025
Jeff Epstein

/s/ Aleksander J. Migon	Director	March 25, 2025
Aleksander J. Migon

/s/ David C. Scott	Director	March 25, 2025
David C. Scott

/s/ Richard A. Simonson	Director	March 25, 2025
Richard A. Simonson